Exhibit 99.1

CMS Posts Final Medicare DMEPOS Fee Schedule Rate for the MyoPro®

Fees for codes L8701 and L8702 are effective as of April 1, 2024

BOSTON (March 1, 2024) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced that on February 29, 2024, the Centers for Medicare & Medicaid Services (CMS) posted the final Medicare Durable Medical Equipment, Prosthetics, Orthotics, and Supplies (DMEPOS) fee schedule payment rates for the MyoPro®.

The final average fee schedule rates for the two Healthcare Common Procedures System (HCPCS) codes describing the MyoPro, L8701, our Motion W device, and L8702, our Motion G device, are $33,480.90 and $65,871.74, respectively, and can be found here beginning on page 67. On January 1, 2024, the MyoPro was officially classified in the brace benefit category, which enables reimbursement on a lump sum basis. These final fees become effective on April 1, 2024.

“We’re extremely gratified to have reached a successful conclusion with CMS, a process that started in 2018 with the granting of the two HCPCS billing codes,” stated Paul R. Gudonis, Myomo’s Chairman and CEO. “This is an important milestone for qualified Medicare Part B beneficiaries with long-term muscular weakness or partial paralysis, and for Myomo as a company. We extend thanks to the personnel at CMS for their efforts and for appreciating the benefits that powered braces such as the MyoPro can provide to Medicare Part B beneficiaries. "

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device in the U.S. that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

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